Exhibit 99
[LOGO]	News Release
FOR IMMEDIATE RELEASE	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
CONTACT:	Barbara E. Briick (630) 875-7459 www.firstmidwest.com
TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP APPROVES REPURCHASE OF UP TO 3 MILLION COMMON SHARES OR 6.3% OF OUTSTANDING - DECLARES THIRD QUARTER DIVIDEND

ITASCA, IL, AUGUST 22, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that its Board of Directors has approved a new stock repurchase plan authorizing the repurchase of up to 3 million, or 6.3%, of its common shares outstanding. In approving the new plan, the Board rescinded the repurchase plan approved in August 2001 under which some 690,000 shares authority remained.

Effective immediately, the new plan authorizes repurchases in both open market and privately negotiated transactions and has no execution time limit. The new plan is the ninth approved in the last eleven years pursuant to which to date approximately 11.4 million common shares have been repurchased at an average price of $20.99 per share, representing a total repurchase investment of approximately $239 million.

The Company also announced the declaration of a quarterly cash dividend on its common stock of $0.17 per share. The dividend will be payable October 22, 2002 to shareholders of record on September 27, 2002 and represents the 79th consecutive quarterly dividend distribution since the Company's formation in 1983.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 69 offices located in more than 40 communities primarily in northern Illinois.

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